Mail to: Secretary of State
                         Corporations Section
                       1560 Broadway, Suite 200
                           Denver, CO 80202
                            (303) 894-2251
                          Fax (303) 894-2242
MUST BE TYPED
FILING FEE:  $25.00
MUST SUBMIT TWO COPIES
                         ARTICLES OF AMENDMENT
                                TO THE
                       ARTICLES OF INCORPORATION
Please include a typed
Self-addressed envelope

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:     The name of the corporation is Voice It Worldwide, Inc.
SECOND: The following amendment to the Articles of Incorporation was adopted on June 12, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with X below:

_____ No shares have been issued or Directors Elected - Action by Incorporators

_____ No shares have been issued but Directors Elected - Action by Directors

_____ Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

   X Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

Paragraph  (a) of Article  Fourth is amended to read in its entirety as follows:
(a) The aggregate number of shares which the corporation shall have the authority to issue is 20,000,000 (twenty million) shares of common stock, each having a par value of $.10 (ten cents) and 10,000,000 (ten million) shares of preferred stock. The Board of Directors is vested with the authority to authorize by resolution from time to time the issuance of the preferred shares in one or more series and to prescribe the number of preferred shares within each such series and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series.

THIRD: If changing corporate name, the new name of the corporation is: not applicable.

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: not applicable.

If these amendments are to have a delayed effective date, please list that date: not applicable.

(Not to exceed ninety (90) days from the date of filing) Voice It Worldwide, Inc.

                                    By:  /s/ DENNIS W. ALTBRANDT
                                         Dennis  W.  Altbrandt,   Chief
                                         Executive Officer